                                                                   Exhibit 2.1
                                                                   -----------


                            ASSET PURCHASE AGREEMENT

                                  By and Among

                         SATCON TECHNOLOGY CORPORATION

                               K&D MAGMOTOR CORP.

                                      and

                              HERBERT S. PETERSON

                               TABLE OF CONTENTS
                               -----------------

Section                                                                                                                     Page
-------

1.         Sale and Delivery of the Acquired Assets.....................................................................     1
           ----------------------------------------
           1.1   Delivery of the Acquired Assets........................................................................     1
                 -------------------------------
           1.2   Further Assurances.....................................................................................     3
                 ------------------
           1.3   Purchase Price.........................................................................................     3
                 --------------
           1.4   Assumption of Liabilities; Etc.........................................................................     3
                 ------------------------------
           1.5   Allocation of Purchase Price and Assumed Liabilities...................................................     4
                 ----------------------------------------------------
           1.6   The Closing............................................................................................     5
                 -----------
           1.7   Apportionment..........................................................................................     5
                 -------------

2.         Representations of the Seller and the Stockholder............................................................     5
           -------------------------------------------------
           2.1   Organization...........................................................................................     5
                 ------------
           2.2   Capitalization of the Seller...........................................................................     5
                 ----------------------------
           2.3   Authorization..........................................................................................     6
                 -------------
           2.4   Ownership of the Assets................................................................................     6
                 -----------------------
           2.5   Financial Statements...................................................................................     7
                 --------------------
           2.6   Absence of Undisclosed Liabilities.....................................................................     7
                 ----------------------------------
           2.7   Litigation.............................................................................................     7
                 ----------
           2.8   Insurance..............................................................................................     8
                 ---------
           2.9   Inventory..............................................................................................     8
                 ---------
           2.10  Fixed Assets...........................................................................................     8
                 ------------
           2.11  Leases.................................................................................................     8
                 ------
           2.12  Change in Financial Condition and Assets...............................................................     9
                 ----------------------------------------
           2.13  Tax Matters............................................................................................     9
                 -----------
           2.14  Books and Records......................................................................................    11
                 -----------------
           2.15  Contracts and Commitments..............................................................................    11
                 -------------------------
           2.16  Compliance with Agreements and Laws....................................................................    13
                 -----------------------------------
           2.17  Employee Relations.....................................................................................    13
                 ------------------
           2.18  Absence of Certain Changes or Events...................................................................    14
                 ------------------------------------
           2.19  Customers..............................................................................................    15
                 ---------
           2.20  Suppliers..............................................................................................    15
                 ---------
           2.21  Trade Names and Other Intangible Property..............................................................    15
                 -----------------------------------------
           2.22  Employee Benefit Plans.................................................................................    16
                 ----------------------
           2.23  Acquired Assets Complete...............................................................................    17
                 ------------------------
           2.24  Regulatory Approvals...................................................................................    17
                 --------------------
           2.25  Indebtedness to and from Officers, Directors and Shareholders..........................................    17
                 -------------------------------------------------------------
           2.26  Powers of Attorney and Suretyships.....................................................................    17
                 ----------------------------------
           2.27  WARN Act...............................................................................................    18
                 --------
           2.28  Disclosure.............................................................................................    18
                 ----------
           2.29  Securities Representations.............................................................................    18
                 --------------------------

Section                                                                                                                  Page
-------                                                                                                                  ----
3.         Representations of the Buyer.................................................................................    18
           -----------------------------
           3.1   Organization and Authority.............................................................................    19
                 --------------------------
           3.2   Authorization..........................................................................................    19
                 -------------
           3.3   Regulatory Approvals...................................................................................    19
                 --------------------
           3.4   Disclosure.............................................................................................    19
                 ----------

4.         Access to Information; Public Announcements..................................................................    20
           -------------------------------------------
           4.1   Access to Management, Properties and Records...........................................................    20
                 --------------------------------------------
           4.2   Confidentiality........................................................................................    20
                 ---------------
           4.3   Public Announcements...................................................................................    20
                 --------------------

5.         Pre-Closing Covenants of the Seller and the Principal Stockholder............................................    20
           -----------------------------------------------------------------
           5.1   Conduct of Business....................................................................................    21
                 -------------------
           5.2   Absence of Material Changes............................................................................    21
                 ---------------------------
           5.3   Taxes..................................................................................................    23
                 -----
           5.4   Delivery of Interim Financial Statements...............................................................    23
                 ----------------------------------------
           5.5   Communication with Customers and Suppliers.............................................................    23
                 ------------------------------------------
           5.6   Compliance with Laws...................................................................................    23
                 --------------------
           5.7   Continued Truth of Representations and Warranties of the Seller Stockholder and Principal
                 Stockholder............................................................................................    23
           5.8   Continuing Obligation to Inform........................................................................    23
                 -------------------------------
           5.9   Exclusive Dealing......................................................................................    23
                 -----------------
           5.10  Outstanding Indebtedness...............................................................................    24
                 ------------------------

6.         Best Efforts to Obtain Satisfaction of Conditions............................................................    24
           -------------------------------------------------

           7.    Conditions to Obligations of the Buyer.................................................................    24
                 --------------------------------------
           7.1   Continued Truth of Representations and Warranties of the Seller and the
                 ------------------------------------------------------------------------
                 Stockholder; Compliance with Covenants and Obligations.................................................    24
                 -------------------------------------------------------
           7.2   Corporate Proceedings..................................................................................    24
                 ----------------------
           7.3   Governmental Approvals.................................................................................    24
                 ----------------------
           7.4   Consents of Lenders, Lessors and Other Third Parties...................................................    25
                 ----------------------------------------------------
           7.5   Adverse Proceedings....................................................................................    25
                 -------------------
           7.6   Due Diligence..........................................................................................    25
                 -------------
           7.7   The Acquired Assets....................................................................................    25
                 -------------------
           7.8   Employment Contract....................................................................................    25
                 -------------------
           7.9   Assignment of Insurance Policies.......................................................................    25
                 --------------------------------
           7.10  Tax Lien Waivers.......................................................................................    25
                 ----------------
           7.11  Material Adverse Change................................................................................    25
                 -----------------------
           7.12  Book Value.............................................................................................    26
                 ----------
8.         Conditions to Obligations of the Seller......................................................................    27
           ---------------------------------------





Section                                                                                                                    Page
-------                                                                                                                    ----

           8.1   Continued Truth of Representations and Warranties of the Buyer; Compliance
                 with Covenants and Obligations.........................................................................    27
           8.2   Corporate Proceedings..................................................................................    27
                 ---------------------
           8.3   Governmental Approvals.................................................................................    27
                 ----------------------
           8.4   Consents of Lenders, Lessors and Other Third Parties...................................................    27
                 ----------------------------------------------------
           8.5   Adverse Proceedings....................................................................................    27
                 -------------------
           8.6   Employment Contract....................................................................................    27
                 --------------------
           8.7   Closing Deliveries.....................................................................................    27
                 ------------------

9.         Indemnification..............................................................................................    28
           ---------------
           9.1   By the Buyer...........................................................................................    28
                 ------------
           9.2   By the Seller and the Stockholder......................................................................    28
                 ---------------------------------
           9.3   Claims for Indemnification.............................................................................    29
                 --------------------------
           9.4   Defense by Indemnifying Party..........................................................................    30
                 -----------------------------
           9.5   Payment of Indemnification Obligation..................................................................    30
                 -------------------------------------
           9.6   Survival of Representations; Claims for Indemnification................................................    30
                 --------------------------------------------------------

10.        Post-Closing Agreements......................................................................................    31
           ------------------------
           10.1  Proprietary Information................................................................................    31
                 -----------------------
           10.2  Non-Competition Agreement..............................................................................    31
                 -------------------------
           10.3  Sharing of Data........................................................................................    32
                 ---------------
           10.4  Use of Name............................................................................................    32
                 -----------
           10.5  Cooperation in Litigation..............................................................................    32
                 -------------------------
           10.6  Product Claims and Returns.............................................................................    33
                 --------------------------
           10.7  Cooperation with Buyer's Reporting Requirements........................................................    33
                 -----------------------------------------------
           10.8  Discharge of Seller's Obligations......................................................................    33
                 ---------------------------------

11.        Termination of Agreement.....................................................................................    33
           ------------------------
           11.1  Termination by Lapse of Time...........................................................................    33
                 ----------------------------
           11.2  Termination by Agreement of the Parties................................................................    33
                 ---------------------------------------
           11.3  Termination by Reason of Breach........................................................................    33
                 -------------------------------

12.        Transfer and Sales Tax.......................................................................................    34
           ----------------------

13.        Brokers......................................................................................................    34
           -------
           13.1  For the Seller.........................................................................................    34
                 --------------
           13.2  For the Buyer..........................................................................................    34
                 -------------

14.        Notices......................................................................................................    34
           -------

15.        Successors and Assigns.......................................................................................    35
           ----------------------



16.        Entire Agreement; Amendments; Attachments....................................................................    35
           -----------------------------------------

17.        Expenses.....................................................................................................    36
           --------

18.        Legal Fees...................................................................................................    36
           ----------

19.        Governing Law................................................................................................    36
           -------------

20.        Section Headings.............................................................................................    36
           ----------------

21.        Severability.................................................................................................    36
           ------------

22.        Counterparts.................................................................................................    36
           ------------

Schedules to be provided by the Seller
--------------------------------------
 1.4   -    Assumed Liabilities
 1.5   -    Allocation of the Purchase Price
 2.2   -    Capitalization
 2.8   -    Insurance
 2.9   -    Inventory
 2.10  -    Fixed Assets
 2.11  -    Leases
 2.12  -    Changes in Financial Condition
 2.13  -    Tax Matters
 2.16  -    Contracts
 2.17  -    Permits
 2.18  -    Employee Relations
 2.20  -    Customer List
 2.21  -    Suppliers
 2.24  -    Intangible Property
 2.25  -    Employee Plans
 2.27  -    Regulatory Approvals
 2.28  -    Affiliated Indebtedness
 2.29  -    Powers of Attorney and Suretyships

Schedules to be provided by the Buyer
-------------------------------------
 3.2   -    Third Party Consents

Exhibits
----------

A     -     Instrument of Assumption of Liabilities
B     -     Employment Contract
C     -     Bill of Sale

                            ASSET PURCHASE AGREEMENT
                            ------------------------


     Agreement made as of the 2nd day of January, 1997 by and among SatCon Technology Corporation, a Delaware corporation (the "Buyer"), K&D MagMotor Corp, a Massachusetts corporation (the "Seller"), and Herbert S. Peterson (the "Stockholder").

                             Preliminary Statement
                             ---------------------

     The Buyer desires to purchase, and the Stockholder and the Seller desire to sell, substantially all of the assets and business (the "Business") of the Sellers for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.  Sale and Delivery of the Acquired Assets
         ----------------------------------------

         1.1 Delivery of the Acquired Assets.
             -------------------------------

             (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests existing as of the Closing (collectively, the "Acquired Assets"):

               (i) all inventories of raw materials, work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory");

               (ii) all open customer purchase orders and all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 2.15 attached hereto (collectively, the "Assigned
             -------------
Contracts");

               (iii) all books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Acquired Assets, and any confidential information which has been reduced to writing relating to or arising out of the Business;

               (iv) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

               (v) any motor vehicles and other rolling stock owned by the Seller to the extent used in the Business;

               (vi) all of the machinery, equipment, tools, production reels and spools, tooling, dies, production fixtures, maintenance machinery and equipment, furniture, leasehold improvements and construction in progress owned by the Seller whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "Fixed Assets");

               (vii) all of the Seller's right, title and interest in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, customer lists, processes, formulas, know-how, United States and foreign patents, patent applications, trade names, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, owned or, where not owned, used by the Seller in other businesses and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

               (viii) except as specifically provided in Subsection
1.1(b) hereof, all other assets, prepaid expenses, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

          (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the following assets (the "Excluded Assets"):

               (i) all cash balances, accounts receivable, bank deposits and similar assets of Seller;

               (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

               (iii) any of the rights of the Seller under this Agreement or the agreements and instruments delivered by or to the Seller pursuant to this Agreement; and

               (iv) distribution rights relating to a clutch line imported from Heid of Austria.

          (c) Notwithstanding Section 1.1 (a) and (b) to be contrary, on the Closing Date the parties hereto will in good faith, adjust the Excluded Assets, to put the

Buyer and the Seller in the same position regarding the level of the Excluded Assets as if the Closing had taken place on January 2, 1997.

          1.2  Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, the Seller and the Principal Stockholder promptly shall each execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's rights to, title in and ownership, all of the Acquired Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.3  Purchase Price.  The purchase price for the Acquired Assets shall
               --------------
be Two Hundred and Ten Thousand Dollars ($210,000) (the "Cash Payment") plus 30,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of the Buyer, subject to the adjustments provided in Subsections
1.7 and 10.6 hereof (the "Purchase Price"). The Seller and the Stockholder agree that, for a period of two years from the Closing Date, the shares of Common Stock issued pursuant to this Agreement shall not be sold, transferred, pledged or otherwise disposed of or encumbered by the Seller (except that the Shares may be distributed to the Stockholder provided that the Stockholder shall be subject to the foregoing restrictions). The Purchase Price shall be payable at the Closing by delivery of the Cash Payment by certified check and delivery of the Shares registered in the name of the Stockholder.

          1.4  Assumption of Liabilities; Etc.
               -------------------------------

               (a) At the Closing, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller, except to the extent such liabilities, obligations or commitments constitute Retained Liabilities as set forth in Subsection 1.4(b) (the "Assumed Liabilities"):

                 (i) All obligations of the Seller arising after the Closing under the leases and contracts set forth on Schedule 2.15 attached hereto which
                                            -------------
become due and payable after the Closing Date.


               (b) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

          (i) All account and trade payables of the Seller and all other liabilities arising out of the conduct of the Business prior to the Closing Date.

          (ii) all liabilities of the Seller for income, transfer, sales, use or other Taxes (as defined in Section 2.13) which are incurred as a direct result of the consummation of the transactions contemplated by this Agreement (including without limitation any income Taxes arising as a result of the transfer by the Seller to the Buyer of the Acquired Assets) or out of the conduct of the Business prior to the Closing Date;

          (iii) all liabilities of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

          (iv) all obligations of the Seller under any agreements, contracts, leases or licenses which are not Assigned Contracts, and all liabilities of any breach, act or omission by the Seller prior to the Closing giving rise to a third party claim or defense under any Assigned Contract;

          (v) any liability of the Seller under any loan, bank borrowing or other form of indebtedness;

          (vi) all liabilities or obligations resulting from the termination of employment of any employee of the Seller at or prior to, or in connection with, the Closing that arose under any Law or Regulation (as defined in Subsection 2.3) or under any employee benefit plan established or maintained by the Seller;

          (vii) any warranty claims or product liability claims relating to services rendered by the Seller prior to the Closing Date and any warranty claims or product liability claims relating to, or returns of, products of the Seller which (a) were sold and shipped by the Seller prior to the Closing Date, (b) were in the finished goods inventory of the Seller as of the Closing Date, or (c) were work in process and more than fifty percent (50%) completed by the Closing Date;

          (viii) all liabilities and obligations of any nature whatsoever of the Seller to any stockholder or Affiliate; and

          (ix) all other liabilities or obligations of the Seller under any employee benefit plans or policies.

    1.5  Allocation of Purchase Price and Assumed Liabilities. The aggregate
         ----------------------------------------------------
amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets and the non-competition agreement set forth in Section
10.2 hereof as set forth on Schedule 1.5 attached hereto. Such allocation shall
                            ------------
be subject to adjustment to the
extent that the Purchase Price is adjusted pursuant to Subsections 1.7 hereof in the manner specified in such Subsection.

          1.6  The Closing.  The Closing shall take place at the offices of Hale
               -----------
and Dorr, 60 State Street, Boston, Massachusetts commencing at 9:00 a.m., Boston time, on February 18, 1997 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto; provided the Buyer and Seller shall work towards a Closing as soon as practicable prior to February 18, 1997, and in any event, within three business days of when the conditions to closing of the Buyer and Seller set forth in this Agreement are satisfied. The transfer of the Acquired Assets by the Seller to the Buyer shall be deemed to occur at 9:00 a.m., Boston time, on the date of the Closing (the "Closing Date").

          1.7  Apportionment.  Prepaid premiums on insurance if assigned as
               -------------
herein provided, water and sewer use charges, transfer Taxes and recording fees, if any, incurred in connection with the transfer of the Acquired Assets contemplated hereby, for the then current tax period, shall be apportioned and adjusted as of the Closing Date and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price.

      2.  Representations of the Seller and the Stockholder
          -------------------------------------------------

      The Seller and the Stockholder jointly and severally represent and warrant to the Buyer that:

          2.1  Organization.  The Seller is a corporation duly organized,
               ------------
validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Seller is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificates of Incorporation and Bylaws, each as amended to date, of the Seller have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

          2.2  Capitalization of the Seller.  The  Seller's authorized and
               ----------------------------
outstanding capital stock is set forth in Schedule 2.2.  All outstanding shares
                                          ------------
of capital stock of the Seller are held of record and beneficially by the Stockholder. All of such shares have been duly and validly issued and are fully paid and nonassessable.

     2.3  Authorization.
          -------------

          (a) The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any federal, state, local or foreign law, rule, regulation, ordinance, permit or order (collectively "Laws and Regulations") applicable to the Seller or any stockholder; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, order, writ, prohibition, injunction, decree or award of any federal, state, county, municipal, foreign or local court, arbitrational tribunal, administrative agency, department, bureau or commission or other governmental or regulatory body, authority or agency (a "Governmental Entity") applicable to the Seller or any stockholder; (d) require on the part of the Seller any filing with, or any permits, authorization, consent or approval of, any Governmental Entity; or (e) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Security Interest (as defined below) upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound. No consents or approvals of third parties are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

          (b) For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

     2.4  Ownership of the Assets.  The Seller is the true and lawful owner
          -----------------------
of the Acquired Assets. At the Closing, the Seller will be the true and lawful owner of the Acquired Assets and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Acquired Assets, free and clear of all Security Interests, liabilities and equities of any kind. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in the Buyer, free and clear of all Security Interests, liabilities, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

     2.5  Financial Statements.
          --------------------

          (a) The Seller has previously delivered to the Buyer the balance sheet of the Seller as of September 30, 1996 (the "Balance Sheet") and the related combined statements of income, shareholders' equity, retained earnings and changes in financial condition of the Seller for the nine months then ended (collectively, including the Balance Sheet, the "Current Financial Statements"). The Seller has also delivered to the Buyer the balance sheet of the Seller as of December 31, 1995 and the related statements of income, shareholders' equity, retained earnings and changes in financial condition of the Business for the six-month period then ended and the balance sheet of the Seller as of June 30, 1995 and the related statements of income, stockholders' equity, retained earnings and change in financial condition of the business for the fiscal year then ended (collectively, the "Prior Financial Statements"). The Prior Financial Statements and the Current Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied consistently with past practice.

          (b) The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other Taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income Taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

     2.6  Absence of Undisclosed Liabilities.  Except as and to the extent
          ----------------------------------
(a) reflected and reserved against in the Balance Sheet, or (b) incurred in the ordinary course of business after the date of the Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Acquired Assets. For purposes of this Subsection 2.6, "material" means any amount in excess of $10,000.

     2.7  Litigation.  None of the Seller or the Stockholder is a party to,
          ----------
or to the Seller's or Stockholder's best knowledge threatened with or has received notice of, and none of the Acquired Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any Governmental Entity relating to or affecting the Acquiring Assets or the Business or the condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any Governmental Entity or any regulation of any administrative agency or Governmental Entity.

          2.8  Insurance.  Schedule 2.8 attached hereto sets forth a true,
               ---------   ------------
correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Acquired Assets or the business of the Seller (other than any life insurance policies maintained by the Seller on the lives of any of its employees), specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since December 31, 1992. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Seller's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 2.8 attached hereto, the Seller has
                                  ------------
not received any notice or other communication from any issuer of the Insurance Policies since December 31, 1992 cancelling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller's and the Stockholder's knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

          2.9  Inventory.  Schedule 2.9 attached hereto sets forth a true,
               ---------   ------------
correct and complete list of the Inventory as of the date hereof, including a description and the book value thereof. Schedule 2.9 shall set forth a true,
                                         ------------
correct and complete list of the Inventory as of the Closing Date, including a description and valuation thereof. Such Inventory consists of items of a quality and quantity which are usable or saleable without discount in the ordinary course of the business conducted by the Seller. The value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value, and the values at which such Inventory is carried reflect the normal inventory valuation policy of the Seller of stating the Inventory at the lower of cost or market value in accordance with generally accepted accounting principles.

          2.10 Fixed Assets.  Schedule 2.10 attached hereto sets forth a
               ------------   -------------
true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value thereof. Schedule 2.10 shall set
                                                     -------------
forth a true, correct and complete list of all Fixed Assets as of the Closing Date, including a description and valuation thereof. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are currently used by the Seller in the ordinary course of business and in the production of products of the Seller and normal maintenance has been consistently performed with respect to such Fixed Assets.

          2.11 Leases.  Schedule 2.11 attached hereto sets forth a true,
               ------   -------------
correct and complete statement of the terms of the oral lease for the premises at 90 Prescott Street, Worcester, Massachusetts (the "Lease"). The Lease is in full force and effect, is binding and enforceable against each of the parties thereto in accordance with its terms. No party to the

Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule 2.11
                                                                  -------------
attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition of the Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. The Seller is not obligated to pay the leasing or brokerage commission relating to the Lease and, except as set forth on Schedule 2.11
                                                             -------------
attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of the Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Lease remains to be paid for or to be performed by the Seller. The Financial Statements contain adequate reserves to provide for the restoration of the properties subject to the Lease at the end of its terms, to the extent required by the Lease.

   2.12   Change in Financial Condition and Assets.  Except as set
          ----------------------------------------
forth on Schedule 2.12 attached hereto, since December 31, 1995, there has been
         -------------
no change which materially and adversely affects the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Seller. Seller does not have any knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Seller or on the Seller's business, properties, assets, condition (financial or otherwise) or prospects.

   2.13   Tax Matters.
          -----------

          (a) Within the times and in the manner prescribed by law, the Seller has filed all returns, declarations, reports, statements and other documents required to be filed by the Seller has in respect of Taxes (as defined below) (the "Returns") which were required to be filed.

          (b) The Seller has paid all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with interest and any penalties, additions to tax or additional amounts with respect thereto ("Taxes") imposed upon them or for which they could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date to the extent such amounts are due on or before the Closing Date.

          (c) All Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (d) All Returns filed by the Seller constitutes complete and accurate representations of the Tax liabilities of the Seller for such years.

          (e) The Seller has not waived or extended any applicable statute of limitations relating to the assessment of Taxes which waiver is now in effect.

          (f) The Seller has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") relating to collapsible corporations nor has either Seller agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code).

          (g) The Seller have not participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor have the Seller had operations which are or may hereafter become reportable under
Section 999 of the Code.

          (h) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Seller.

          (i) The Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (j) The Seller has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing consolidated Returns (a "Consolidated Group").

          (k) The Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (l) No stockholder of the Seller is a person other than a United States person within the meaning of the Code.

          (m) The Seller is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (n) The Seller has not agreed to make nor is the Seller required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

          (o) The Seller has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. The Seller is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

          (p) The Seller (and each "predecessor corporation" within the meaning of Treasury Regulation Section 1.1374-1(e)) has qualified as an "S Corporation" within the meaning of Section 1361(a)(i) of the Code, and any comparable provision under applicable state law, for all periods from and after the later of its formation or July 1, 1995 until the Closing.

          (q) The Returns of the Seller have not been reviewed or audited by applicable federal, state, local and foreign taxing authorities. Except for the election to qualify as an "S Corporation", the Seller has not made Tax elections that are currently in effect for the Seller and that, absent revocation, will remain in effect for taxable years ending on or after the Closing Date. No issue or issues have been raised in connection with any prior or pending review or audit of said Returns which Seller reasonably believe may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the Returns of the Seller.

   2.14   Books and Records.  The general ledgers and books of account
          -----------------
of the Seller, all federal, state and local income, franchise, property and other Tax returns filed by the Seller, with respect to the Acquired Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by Laws and Regulations.

   2.15   Contracts and Commitments.
          -------------------------

          (a) Schedule 2.15 attached hereto contains a true, complete and
              -------------
correct list and description of the following contracts and agreements, whether written or oral (collectively, the "Contracts"):

            (i) all loan agreements, indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

            (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Acquired Assets to which the Seller is a party or by which or any of its property is bound;

            (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound which (A) involve payments or receipts by the Seller of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) or the properties, assets, business or prospects of the Seller;

          (iv) all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

          (v) all agency, distributor, sales representative and similar agreements to which the Seller is a party;

          (vi) all contracts, agreements or other understandings or arrangements between the Seller and any Affiliate of the Seller;

          (vii) all leases, whether operating, capital or otherwise, under which either Seller is lessor or lessee;

          (viii) all contracts, agreements and other documents or information relating to past disposal of waste (whether or not hazardous); and

          (ix) any other material agreement or contract entered into by either Seller relating to the Businesses or the Acquired Assets.

      (b) Except as set forth on Schedule 2.15 attached hereto:
                                 -------------

          (i) each Contract is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

          (ii) the Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller have no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

          (iii) the Seller are not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any Security Interest thereunder or pursuant thereto;

          (iv) to the best knowledge of the Seller and the Stockholder, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

          (v) the Seller is not restricted by any Contract from carrying on the Business anywhere in the world; and

          (vi) the Seller has no written or oral Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

       (c) Except as set forth on Schedule 2.3 or Schedule 2.15, the
                                 ------------    -------------
continuation, validity and effectiveness of each Contract will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without any consent.

       (d) True, correct and complete copies of all Contracts have previously been delivered by the Seller to the Buyer.

  2.16 Compliance with Agreements and Laws.  The Seller has all
       -----------------------------------
requisite licenses, permits and certificates, including environmental, health and safety permits, from Governmental Entities necessary to conduct its business and own and operate its assets (collectively, the "Permits"). Schedule 2.16
                                                               -------------
attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. The Seller is not in violation of any Law or Regulation (including, without limitation, laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties. The business of the Seller does not violate any Law or Regulation (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste (as defined in the Resource Conservation and Recovery Act, as amended, and the regulations adopted pursuant thereto), conservation, or corrupt practices.) Except as set forth on Schedule
                                                                       --------
2.16 attached hereto, the Seller has not received since December 31, 1991 any
----
notice or communication from any Governmental Entity, non-governmental entity or otherwise of any such violation or noncompliance.

  2.17 Employee Relations.
       ------------------

       (a) The Seller is in compliance with all Laws and Regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

       (b) Except as set forth on Schedule 2.17 attached hereto:
                                  -------------

           (i) none of the employees of the Seller is represented by any labor union;

           (ii) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any state or local agency;

              (iii) there is no pending labor strike or other material labor trouble affecting the Seller (including, without limitation, any organizational drive);

              (iv) there is no material labor grievance pending against the Seller;

              (v) there is no pending representation question respecting the employees of the Seller; and

              (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party.

          (c) Schedule 2.17 attached hereto sets forth a true, correct and
              -------------
complete list of (a) the employee benefits provided by the Seller to its employees and all contracts or agreements between the Seller and its employees, and (b) the Seller's current payroll, including the job descriptions and salary or wage rates of each of its employees, showing separately for each such person who received an annual salary in excess of $10,000 the amounts paid or payable as salary and bonus payments for the year ended December 31, 1995.

          (d) For purposes of this Subsection 2.17, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Seller's business.

    2.18  Absence of Certain Changes or Events. Since September 30, 1996, the
          ------------------------------------
Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

          (a) Incurred any material obligation or liability for borrowed money;

          (b) Discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Balance Sheet;

          (c) Mortgaged, pledged or subjected to a Security Interest any of the Acquired Assets;

          (d) Sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

          (e) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

          (f) Suffered any losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $10,000 in the aggregate, or waived any rights of any value;

          (g) Made any changes in compensation of its officers, directors or employees other increases consistent with past practice based upon performance;

          (h) Authorized or issued recall notices for any of its products or initiated any safety investigations;

          (i) Received notice of any litigation, warranty claim or products liability claims; or

          (j) Made any material change in the terms, status or funding condition of any Employee Plan, as defined in Subsection 2.22 hereof.

    2.19  Customers.  Schedule 2.19 attached hereto sets forth a true,
          ---------   -------------
correct and complete list of the names and addresses of all customers of the Seller which accounted for more than 1% of the Seller's total sales in the fiscal year ended December 31, 1995. None of such customers has notified the Seller that it intends to discontinue its relationship with, or decrease the rate of buying materials, products or services from, the Seller.

    2.20  Suppliers.  Schedule 2.20 attached hereto sets forth a true,
          ---------   -------------
correct and complete list of the names and addresses of the ten suppliers of the Seller which accounted for the largest dollar volume of purchases by the Seller for the fiscal year ended December 31, 1995. None of such suppliers has notified the Seller that it intends to discontinue its relationship with, or decrease the rate of supplying materials, products or services to, the Seller.

    2.21  Trade Names and Other Intangible Property.
          -----------------------------------------

    The Seller is the sole and exclusive owner of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller are sufficient to conduct the Seller's business as presently and historically been conducted and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Seller as presently conducted by the Seller. The Seller has not received any notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller. The Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Intangible Property.

   2.22   Employee Benefit Plans.
          ----------------------

          (a) Employee Plans.  Schedule 2.22 attached hereto contains a true,
              --------------   -------------
correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, relating to the Seller's employees, or maintained at any time since December 31, 1991 by the Seller or by any other member (hereinafter, "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code (the "Employee Plans").

          (b) Copies of Employee Plans and Related Documents.  The Seller has
              ----------------------------------------------
previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and
(iii) any filings made with the Pension Benefit Guaranty Corporation ("PBGC"), Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

          (c) No Implied Rights.  Nothing expressed or implied herein shall
              -----------------
confer upon any past or present employee of the Seller, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Seller, the Buyer, or any successor or affiliate.

          (d) COBRA.  No current or former employee of the Seller has elected to
              -----
exercise rights under, and the Seller does not have any liabilities under, the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA").

          (e) Liabilities.  The Buyer does not assume, and neither it nor the
              -----------
Acquired Assets will be subject to, any liabilities with respect to any Employee Plan, including, without limitation, any Taxes, accrued vacation or sick pay (whether or not vested), accrued vacation, sick and personal leaves, employee policies, employee benefit claims or liability to the PBGC.

     2.23 Acquired Assets Complete.  The Acquired Assets are, when utilized by a
          ------------------------
labor force substantially similar to that employed by the Seller on the date hereof adequate to conduct the businesses operations currently conducted by the Seller.

          2.24      Regulatory Approvals.  No consents, approvals,
                    --------------------
authorizations and other requirements prescribed by any Law or Regulation must be obtained from any Governmental Entity or satisfied by the Seller or are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith.

          2.25      Indebtedness to and from Officers, Directors and
                    ------------------------------------------------
Shareholders.  The Seller is not indebted, directly or indirectly, to any person
------------
who is an officer, director or shareholder of the Seller or any Affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses or indebtedness that shall be satisfied on the Closing Date, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

          2.26      Powers of Attorney and Suretyships.  The Seller does not
                    ----------------------------------
have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          2.27      WARN Act.  The Worker Adjustment and Retraining Notification
                    --------
Act, 29 U.S.C. (S) 2101. et sec. and the regulations applicable thereto, 20 C.F.R. (S) 639 et sec. (collectively the "WARN Act") do not apply to the transactions contemplated by this Agreement. Seller has no affiliated companies, Seller employs less than one hundred (100) employees, and no single site operated by Seller employs more than twenty-five (25) employees.

          2.28      Disclosure.  No representation or warranty by the Seller or
                    ----------
the Stockholder in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller and the Stockholder have disclosed to the Buyer all material facts pertaining to the Seller, the Business and the transactions contemplated by this Agreement.

           2.29     Securities Representations.
                    --------------------------

                    (a) The Seller and the Stockholder or "accredited investors" within the meaning of the Securities Act. Each of the Seller and the Stockholder has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment in the Common Stock issued to the Seller in the name of the

Stockholder by the Buyer pursuant to this Agreement and is financially able to undertake the risks involved in such an investment. The Seller and the Stockholder further understands that (i) the shares of Common Stock issued pursuant to this Agreement have not been registered under the Securities Act, or any state securities law by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation D promulgated thereunder and an exemption under the applicable state securities law and (ii) such shares must be held indefinitely unless a registration statement covering the resale of such shares is effective under the Securities Act and such state law or unless an exemption from registration under the Securities Act and such state law is available.

            (b) The Buyer has granted the Seller and the Stockholder and their attorneys or other representatives access to all information about the Buyer which the Seller and the Stockholder have requested; and the Seller and its attorneys or other representatives have had the opportunity to ask questions of, and receive answers from, representatives of the Buyer concerning such information and the Buyer's financial condition and prospects.

            (c) The principal office of the Seller and the place at which the decision by the Seller and the Stockholder to participate in this Agreement and the transactions contemplated hereby was made is located at the address appearing next to the Seller's and the Stockholders' names in Section 10 hereof.

      3.  Representations of the Buyer
          ----------------------------

     The Buyer represents and warrants to the Seller and the Stockholder as follows:

          3.1  Organization and Authority.  The Buyer is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Organization and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          3.2  Authorization.  The execution and delivery of this Agreement by
               -------------
the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Organization or Bylaws; (c) violate any judgment, decree, order or award of any Governmental Entity applicable to the Buyer; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Security Interest upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. No consents and approvals of third parties are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          3.3  Regulatory Approvals.  All consents, approvals, authorizations
               --------------------
and other requirements prescribed by any Law or Regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

          3.4  Disclosure.  No representation or warranty by the Buyer in this
               ----------
Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant hereto by the Buyer, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

4.   Access to Information; Public Announcements
     -------------------------------------------

           4.1 Access to Management, Properties and Records.
               --------------------------------------------

               (a) From the date of this Agreement until the Closing Date, the Seller and the Principal Stockholder shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Acquired Assets and the business of the Seller as the Buyer shall reasonably request.

               (b) The Seller and the Principal Stockholder shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any Governmental Entity.

          4.2  Confidentiality.  All information not previously disclosed to the
               ---------------
public or generally known to persons engaged in the respective businesses of the Seller or the Buyer which shall have been furnished by the Buyer, the Principal Stockholder or the Seller to any other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and neither party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto.

          4.3  Public Announcements.  The parties agree that prior to the
               --------------------
Closing Date, except as otherwise required by Law or Regulation, any and all public announcements or other public communications concerning this Agreement and the purchase of the Acquired Assets by the Buyer shall be subject to the approval of each party, which approval shall not be unreasonably withheld.

      5.  Pre-Closing Covenants of the Seller and the Principal Stockholder
          -----------------------------------------------------------------

          From and after the date hereof and until the Closing Date the Seller and the Principal Stockholder agree that:

          5.1  Conduct of Business.  The Seller shall carry on its business
               -------------------
diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

           5.2 Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer, the Seller shall not:

               (a) Take any action to amend its Certificate of Incorporation or Bylaws;

               (b) Issue any stock, bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

               (c) Incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

               (d) Declare or make any payment or distribution to its shareholders with respect to its stock or purchase or redeem any shares of its capital stock, except that the Seller may declare and make a distribution to the stockholders of the Seller for the purpose (i) of satisfying the requirements of the Code applicable to the Seller's status as "S Corporations" for the period ending on the Closing Date or (ii) distributing to the stockholders any Excluded Assets;

               (e) Mortgage, pledge, or subject to any Security Interest any of the Acquired Assets;

               (f) Sell, assign, or transfer any of the Acquired Assets, except for inventory sold in the ordinary course of business, at a normal profit margin, and for not less than replacement cost;

               (g) Cancel any debts or claims, except in the ordinary course of business;

               (h) Merge or consolidate with or into any corporation or other entity;

               (i) Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than increases in the ordinary course of business consistent with past practice;

               (j) Make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

               (k) Waive any rights of material value;

               (l) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount;

               (m) Take or permit any act or omission constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

               (n) Fail to (i) preserve the possession and control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve its business existing on the date hereof until after the Closing Date;

               (o) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

               (p) Enter into any leases, contracts, agreements or understandings other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $10,000 for each such lease, contract, agreement or understanding;

               (q) Engage any employee other than in the ordinary course of business and whose wage earnings are commensurate with the wage earnings of employees of the Seller on the date hereof performing such similar services for the Seller;

               (r) Materially alter the terms, status or funding condition of any Employee Plan; or

               (s) Commit or agree to do any of the foregoing in the future.

          5.3  Taxes.  The Seller will, on a timely basis, file all Tax returns
               -----
for and pay any and all Taxes which shall become due or shall have accrued (a) on account of the operation of the business of the Seller or the ownership of the Acquired Assets on or prior to the Closing Date or (b) on account of the sale of the Acquired Assets (including a pro-rata portion of all personal property and excise taxes payable with respect to the Acquired Assets by the Seller).

          5.4  Delivery of Interim Financial Statements.  As promptly as
               ----------------------------------------
possible following the last day of each month after the date hereof, and in any event within 20 days after the end of each such month, the Seller shall deliver to the Buyer a balance sheet of the Seller and related statements of income, shareholders' equity, retained earnings and changes in financial condition for the one-month period then ended, all certified by the Seller's chief financial officer (collectively, the "Interim Financial Statements").

           5.5 Communication with Customers and Suppliers.
               ------------------------------------------

               (a) Unless instructed otherwise by the Buyer in writing, the Seller will accept customer orders in the ordinary course of business and consistent with past practice as the Buyer's agent for all products offered by the Seller but expected to be shipped by the Buyer after the Closing Date.

               (b) The Seller, the Principal Stockholder and the Buyer will cooperate in communication with suppliers and customers to accomplish the transfer of the Acquired Assets to the Buyer on the Closing Date.

          5.6  Compliance with Laws.  The Seller will comply with all Laws and
               --------------------
Regulations which are applicable to it, its ownership of the Acquired Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

          5.7  Continued Truth of Representations and Warranties of the Seller
               ---------------------------------------------------------------
and Principal Stockholder.  Neither the Seller nor the Stockholder will take any
-------------------------
actions which would result in any of the representations or warranties set forth in Section 2 hereof being untrue.

          5.8  Continuing Obligation to Inform.  From time to time prior to the
               -------------------------------
Closing, the Seller and the Principal Stockholder will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

           5.9 Exclusive Dealing.
               -----------------

               Neither the Seller nor the Principal Stockholder shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Acquired Assets, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller and the Principal Stockholder shall promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

          5.10      Outstanding Indebtedness.  Between the date of this
                    ------------------------
Agreement and the Closing Date, the Seller shall make all regularly scheduled payments on its existing indebtedness and accounts and trade payables and shall not incur any additional indebtedness other than in the ordinary course of business.

      6.  Best Efforts to Obtain Satisfaction of Conditions
          -------------------------------------------------

          Each of the Seller, the Principal Stockholder and the Buyer covenant and agree to use their best efforts to obtain the satisfaction of the conditions specified in this Agreement.

      7.  Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          7.1  Continued Truth of Representations and Warranties of the Seller
               ---------------------------------------------------------------
and the Stockholder; Compliance with Covenants and Obligations.  The
--------------------------------------------------------------
representations and warranties of the Seller and the Stockholder shall be true on and as of the Closing Date. The Seller and the Stockholder shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

          7.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Acquired Assets shall have been taken.

          7.3  Governmental Approvals.  All Governmental Entities and similar
               ----------------------
bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions.

          7.4  Consents of Lenders, Lessors and Other Third Parties.  The Seller
               ----------------------------------------------------
shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.
                                       ------------

          7.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Acquired Assets after the Closing.

          7.6  Due Diligence.  The Seller and the Stockholder shall have
               -------------
provided to the Buyer access to all material and information requested by the Buyer to conduct a thorough due diligence review of all aspects of the Business and the Acquired Assets. The Buyer shall in its sole discretion be satisfied with such review, both in scope and substance, including such review with respect to environmental matters.

          7.7  The Acquired Assets.  At the Closing the Buyer shall receive
               -------------------
good, clear, record and marketable title to the Acquired Assets, free and clear of all liens, liabilities, Security Interests and encumbrances of any nature whatsoever.

          7.8  Employment Contract.  On or prior to the Closing Date, the Buyer
               -------------------
shall have entered into an employment contract with Herbert S. Peterson upon substantially the terms set forth in Exhibit B attached hereto.
                                     ---------

          7.9  Assignment of Insurance Policies.  On or prior to the Closing
               --------------------------------
Date, the Seller shall have assigned to the Buyer any and all insurance policies extending warranty or products liability coverage to the Seller for products manufactured by the Seller with respect to the Business prior to the Closing Date or for claims made on or prior to the Closing Date.

          7.10      Tax Lien Waivers.  On or prior to the Closing Date, the
                    ----------------
Seller shall have obtained and delivered to the Buyer Tax lien waivers from all jurisdictions in which Acquired Assets are located and which provide such Tax lien waivers.

          7.11      Material Adverse Change.  There shall not have occurred a
                    -----------------------
material adverse change, or an event involving a prospective material adverse change, in the Acquired Assets or in the business, properties, operations, conditions (formal or otherwise), prospects, assets or liability of the Seller since December 31, 1995.

          7.12      Book Value.  On the Closing Date, the book value determined
                    ----------
in accordance with generally accepted accounting principles of the Acquired Assets shall be in an amount not less than $175,000.

          7.13 Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing each of the following documents:

               (a) a bill of sale substantially in the form attached hereto as

Exhibit C;
---------

               (b) such instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Acquired Assets;

               (c) all technical data, formulations, product literature and other documentation relating to the Business, all in form and substance satisfactory to the Buyer;

               (d) such contracts, files and other data and documents pertaining to the Acquired Assets or the Businesses as the Buyer may reasonably request;

               (e) copies of the general ledgers and books of account of the Seller, and all federal, state and local income, franchise, property and other Tax returns filed by the Seller with respect to the Acquired Assets since December 31, 1993;

               (f) such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 6 as the Buyer shall reasonably request;

               (g) a certificate of the Secretary of the Commonwealth of the State of Massachusetts as to the legal existence and good standing (including tax) of the Seller in Massachusetts.

               (h) certificates of the Secretary of the Seller attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

               (i) A current UCC-11 search confirms the absence of any UCC Financing Statements or other liens affecting the Acquired Assets;

               (j) list of receivables of the Seller as of the Closing Date;

               (k) cross receipt executed by the Buyer and the Seller; and

               (l) such other documents, instruments or certificates as the Buyer may reasonably request.

      8.  Conditions to Obligations of the Seller and the Stockholder
          -----------------------------------------------------------

     The obligations of the Seller and the Stockholder under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the
Seller:

          8.1  Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          8.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

          8.3  Governmental Approvals.  All Governmental Entities and similar
               ----------------------
bodies, the consent, authorization or approval of which is necessary under any applicable Law or Regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          8.4  Consents of Lenders, Lessors and Other Third Parties.  The Buyer
               ----------------------------------------------------
shall have received all requisite consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 3.3 attached hereto.
                                       ------------

          8.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
Governmental Entity shall have been instituted or threatened by any Governmental Entity or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Acquired Assets.

          8.6  Employment Contract.  On or prior to the Closing Date, the Buyer
               -------------------
shall have executed an employment contract with Herbert S. Peterson upon substantially the terms set forth in Exhibit B attached hereto.
                                     ---------

           8.7 Closing Deliveries.  The Seller shall have received at or prior
               ------------------
to the Closing each of the following documents:

               (a) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 5 as the Seller shall reasonably request;

               (b) a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing of the Buyer in Delaware;

               (c) a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

               (d) Instrument of Assumption of Liabilities executed by the Buyer and accepted by the Seller;

               (e) payment of the Purchase Price in the manner contemplated by
Section 1.4;

               (f) cross receipt executed by the Buyer and the Seller; and

               (g) such other documents, instruments or certificates as the Seller may reasonably request.

      9.  Indemnification
          ---------------

          9.1  By the Buyer.  The Buyer shall indemnify and hold harmless the
               ------------
Seller from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller in connection with each and all of the following:

               (a) Any breach by the Buyer of any representation or warranty in this Agreement;

               (b) Any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

               (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

          9.2  By the Seller and the Stockholder.  The Seller and the
               ---------------------------------
Stockholder, jointly and severally, each shall indemnify and hold harmless the Buyer from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer, in connection with each and all of the following:

               (a) Any breach by the Seller or Stockholder of any representation and warranty in this Agreement;

               (b) Any breach of any covenant, agreement or obligation of the Seller or the Stockholder contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement;

               (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Seller or the Stockholder pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

               (d) Any claims against, or liabilities or obligations of, the Seller or against the Acquired Assets not specifically assumed by the Buyer pursuant this Agreement;

               (e) Any violation by the Seller of, or any failure by the Seller to comply with, any Law or Regulation applicable to the Seller, the Acquired Assets or its business, whether or not any such violation or failure to comply has been disclosed to the Buyer, including any costs incurred by the Buyer (i) in order to bring the Acquired Assets into compliance with environmental laws as a consequence of noncompliance with such laws on the Closing Date or (ii) in connection with the transfer of the Acquired Assets;

               (f) Any warranty claim or product liability claim relating to, or returns of, products of the Seller which (a) were sold and shipped by the Seller prior to the Closing Date, (b) were in the finished goods inventory of the Seller as of the Closing Date, or (c) were work in process and more than fifty percent (50%) completed by the Closing Date;

               (g) any liability arising out of or in connection with the Seller's business or operations prior to the Closing Date;

               (h) Any Tax liabilities or obligations of the Seller or the Stockholder; and

               (i) Any claims against, or liabilities or obligations of, the Seller with respect to obligations under Employee Plans or under COBRA.

          9.3  Claims for Indemnification.  Whenever any claim shall arise for
               --------------------------
indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 9.4 of this Agreement.

          9.4  Defense by Indemnifying Party.  In connection with any claim
               -----------------------------
giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          9.5  Payment of Indemnification Obligation.  All indemnification
               -------------------------------------
amounts payable to any party hereto in connection with a claim for indemnification pursuant to Section 6 hereof shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

          9.6  Survival of Representations; Claims for Indemnification.  All
               -------------------------------------------------------
representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the third anniversary of the Closing Date, except for (i) claims with respect to the matters set forth in 9.6(a), (i) and (j) which shall survive until the date six monthly after the expiration of the applicable statute of limitations, or any extensions thereof, and (ii) claims, if any, asserted in writing prior to such third anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 9 or Section 13 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such three-year period.

      10. Post-Closing Agreements
          -----------------------

     The Seller and the Stockholder agree that from and after the Closing Date:

           10.1   Proprietary Information.
                  -----------------------

                  (a) The Seller and the Stockholder shall hold in confidence, and use their best efforts to have all of the officers, directors and personnel of the Seller hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or any stockholder of the Seller.

                  (b) The Seller and the Stockholder agree that the remedy at law for any breach of this Subsection 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 10.1.

  10.2    Non-Competition Agreement.
          -------------------------

          (a) For a period of two (2) years after the Closing Date, neither the Seller nor the Stockholder nor any Affiliate thereof shall (i) manufacture, market or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product manufactured by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller conducted its business during the ten (10) years prior to the Closing Date.

          (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Subsection 10.2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller and the Stockholder agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

  10.3    Sharing of Data.
          ---------------

          (a) The Seller and the Stockholder shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding their involvement in the business of the Seller prior to the Closing Date and for complying with their obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations.

          (b) The Seller, the Stockholder and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Acquired Assets from the Seller to the Buyer and the operation of the Business by the Buyer.

          10.4      Use of Name.  The Seller and the Stockholder agree not to
                    -----------
use the name "K&D MagMotor" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business conducted by the Seller on the date hereof.

          10.5      Cooperation in Litigation.  Each party hereto will fully
                    -------------------------
cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

          10.6      Product Claims and Returns.  The Seller shall be responsible
                    --------------------------
for customer claims relating to services rendered by the Seller prior to the Closing Date, and customer claims relating to, or returns of, products of the Seller which (a) were sold and shipped by the Seller prior to the Closing Date,
(b) were in the finished goods inventory of the Seller as of the Closing Date, or (c) were work in process and more than fifty percent (50%) completed by the Closing Date. If a customer makes a claim or seeks a return and, in the judgment of the Buyer, the claim or return is proper, Buyer shall replace or repair, as the case may be, the services rendered or product purchased at the Buyer's then generally prevailing prices and labor rates. Such repairs or returns shall be for the account of the Seller and the Seller shall promptly reimburse Buyer for the amounts thereof in excess of reserves for such items included in the Closing Balance Sheet.

          10.7      Cooperation with Buyer's Reporting Requirements.  The Seller
                    -----------------------------------------------
agrees to fully cooperate with the Buyer in order to enable the Buyer to comply with its reporting obligations under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as such obligations relate to the Business and the Acquired Assets.

          10.8      Discharge of Seller's Obligations.  Subsequent to Closing,
                    ---------------------------------
the Seller shall pay its payables and shall discharge its other obligations on a timely basis and in a manner calculated to avoid any adverse effect on the conduct by Buyer of its business operations.

 11. Termination of Agreement
     ------------------------

          11.1      Termination by Lapse of Time.  This Agreement shall
                    ----------------------------
terminate at 5:00 p.m., Boston time, on February 28, 1997 if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

          11.2      Termination by Agreement of the Parties.  This Agreement may
                    ---------------------------------------
be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller or the Principal Stockholder under this Agreement, and neither Seller nor the Principal Stockholder shall have any further obligation or liability to the Buyer under this Agreement.

          11.3      Termination by Reason of Breach.  This Agreement may be
                    -------------------------------
terminated by the Seller or the Principal Stockholder, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the Principal Stockholder or the failure of the Seller or the Principal Stockholder to perform any condition or obligation hereunder.

      12. Transfer and Sales Tax
          ----------------------

          Notwithstanding any provisions of law imposing the burden of such Taxes on the Seller or the Buyer, as the case may be, the Seller shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Acquired Assets hereunder. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and such Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

      13. Brokers
          -------

          13.1      For the Seller.  The Seller represents and warrants that it
                    --------------
has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

          13.2      For the Buyer.  The Buyer agrees to pay all fees, expenses
                    -------------
and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against them by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

      14. Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

     To the Seller and the Stockholder:

                              K&D MagMotor Corp
                              90 Prescott Street
                              Worcester, Massachusetts 01613
                              Attention:  Herbert Peterson
                              Tel:  (508) 791-1768
                              Fax:  (508) 795-1364



     To the Buyer:            SatCon Technology Corporation
                              161 First Street
                              Cambridge, MA  02142
                              Attention:  Michael Turmelle
                              Tel:  (617) 661-0540
                              Fax:  (617) 661-3373

     With copies to:          Hale and Dorr, LLP
                              60 State Street
                              Boston, Massachusetts  02109
                              Attention:  Jeffrey Carp
                              Tel:  (617) 526-6000
                              Fax:  (617) 526-5000

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; or (b) three business days after being sent, if sent by registered or certified mail.


      15. Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

      16. Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties hereto may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Seller and the Stockholder.

          (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.


      17. Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, the Seller and the Stockholder shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

      18. Legal Fees
          ----------

          In the event that legal proceedings are commenced by the Buyer against the Seller or the Stockholder, or by the Seller or the Stockholder against the Buyer, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

      19. Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles.

      20. Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      21. Severability
          ------------

          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      22. Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.



                                    SATCON TECHNOLOGY CORPORATION



                                    By:    /s/ David B. Eisenhaure
                                           ____________________________
                                    Title: President
                                           ____________________________



                                    K&D MAGMOTOR CORP



                                    By:    /s/ Herbert S. Peterson
                                           ____________________________
                                    Title: President
                                           ____________________________



                                    Stockholder

                                    /s/ Herbert S. Peterson
                                    ________________________________
                                    Herbert S. Peterson

                        Omitted Schedules and Exhibits
                        ------------------------------

          Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, SatCon Technology Corporation has, with respect to the Asset Purchase Agreement by and among SatCon Technology Corporation, K&D MagMotor Corp and Herbert S. Peterson, dated January 2, 1997, omitted to file the schedules and exhibits listed in the table of contents herewith. These schedules and exhibits will be supplementally furnished to the Commission upon request.